Exhibit 99.1

Vantage Energy Acquisition Corp.

PRO FORMA BALANCE SHEET

	As of April 17,	Pro Forma
	2017	Adjustments		As Adjusted
		(unaudited)		(unaudited)
ASSETS

Current assets - cash	$1,792,557	$-		$1,792,557
Cash held in Trust Account	480,000,000	72,000,000	a	552,000,000
		1,440,000	b
		(1,440,000)	c

Total Assets	$481,792,557	$72,000,000		$553,792,557

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities - Accrued formation and offering costs	$476,721	$-		$476,721
Advances from related party	50,357	-		50,357

Total Current Liabilities	527,078	-		527,078

Deferred underwriting compensation	16,800,000	2,520,000	d	19,320,000

Total Liabilities	17,327,078	2,520,000		19,847,078

Commitments and contingencies

Class A common stock subject to possible redemption; 45,946,548 and 52,894,548 shares, actual and adjusted	459,465,478	69,480,000	e	528,945,478

Stockholders' Equity:
Preferred shares, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	-	-		-
Class A common stock, $0.0001 par value, 200,000,000 shares authorized, 2,053,452 shares issued and outstanding and 2,305,452 as adjusted (excluding 45,946,548 and 52,894,548 shares, actual and adjusted, subject to possible redemption)	205	720	a	231
		(694)	e

Class B common stock, $0.0001 par value, 20,000,000 shares authorized, 13,800,000 shares issued and outstanding	1,380			1,380
Additional paid-in capital	5,005,594	71,999,280	a	5,005,568
		1,440,000	b
		(1,440,000)	c
		(2,520,000)	d
		(69,479,306)	e
Accumulated deficit	(7,178)	-		(7,178)
Total Stockholders' Equity	5,000,001	-		5,000,001
Total Liabilities and Stockholders' Equity	$481,792,557	$72,000,000		$553,792,557

See accompanying note to the pro forma balance sheet.

F-1

VANTAGE ENERGY ACQUISITION CORP.

NOTE TO PRO FORMA BALANCE SHEET

(unaudited)

NOTE 1 - CLOSING OF OVERALLOTMENT OPTION AND ADDITIONAL PRIVATE PLACEMENT

The accompanying unaudited Pro Forma Balance Sheet presents the Balance Sheet of the Company as of April 17, 2017, adjusted for the closing of the underwriters’ overallotment option and related transactions which occurred on April 19, 2017 as described below.

On April 19, 2017, the Company consummated the closing of the sale of 7,200,000 additional shares of the Company’s Class A common stock, $0.0001 par value at a price of $10 per unit (the “Units”) upon receiving notice of the underwriters’ election to fully exercise their overallotment option (“Overallotment Units”), generating additional gross proceeds of approximately $72 million and incurred additional offering costs of $1.44 million in underwriting fees. Simultaneously with the exercise of the overallotment, the Company consummated the Private Placement of an additional 960,000 Private Placement Warrants to NGP Vantage Energy LLC, a Delaware limited liability company (the “Sponsor”), generating gross proceeds of approximately $1.44 million. Additional underwriting fees of $2.52 million were deferred until the completion of the Company’s initial business combination. Pro forma adjustments to reflect the exercise of the underwriters’ overallotment option are as follows:

	Pro forma entry	Debit	Credit
a.	Cash held in Trust Account	72,000,000
	Common stock		720
	Additional paid-in capital		71,999,280
	To record sale of 7,200,000 Overallotment Units at $10.00 per Unit.

b.	Cash held in Trust Account	1,440,000
	Additional paid-in capital		1,440,000
	To record sale of 960,000 Warrants at $1.50 per warrant.

c.	Additional paid-in capital	1,440,000
	Cash held in Trust Account		1,440,000
	To record payment of 2% of cash underwriting fee on overallotment option.

d.	Additional paid-in capital	2,520,000
	Deferred underwriting fee payable		2,520,000
	To record the liability for deferred underwriting fees on overallotment option.

e.	Common stock	694
	Additional paid-in capital	69,479,306
	Common Stock Subject to Conversion		69,480,000
	To restore total equity above $5,000,001.

F-2